Exhibit 99.1
AXT, Inc. Announces Third Quarter 2017 Results
October 25, 2017
Page 1 of 5

AXT, Inc. Announces Third Quarter 2017 Financial Results

FREMONT, Calif., Oct. 25, 2017 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the third quarter, ended Sept. 30, 2017.

Third Quarter 2017 Results

Revenue for the third quarter of 2017 was $28.2 million, compared with $23.6 million in the second quarter of 2017 and $21.9 million for the third quarter of 2016.  Year over year, this is a 29 percent increase in quarterly revenue.

Gross margin was 39.5 percent for the third quarter of 2017, compared with 30.8 percent in the second quarter of 2017 and 34.6 percent for the third quarter of 2016. The improvement in gross margin in the third quarter of 2017 was largely the result of favorable product mix, higher sales volume, and greater manufacturing efficiency.

Operating expenses were $5.9 million in the third quarter of 2017, including one-time expenses of approximately $500,000. By comparison, operating expenses in the second quarter of 2017 were $5.0 million and $4.9 million in the third quarter of 2016.

Operating income was $5.2 million for the third quarter of 2017, compared with $2.3 million in the second quarter of 2017 and $2.7 million for the third quarter of 2016.  Year over year, this is a 94 percent increase in quarterly operating profit.

Interest and other, net was a loss of $0.5 million for the third quarter of 2017, compared with a loss of $0.2 million in the second quarter of 2017 and a loss of $0.3 million for the third quarter of 2016.  Interest and other, net for the third quarter of 2017 included a foreign exchange loss of $0.3 million and a net loss of $0.3 million from the seven partially owned companies in the company’s supply chain accounted for under the equity method.

 Income tax expense in the third quarter of 2017 was $0.2 million compared with $0.3 million in the second quarter of 2017 and $0.2 million for the third quarter of 2016.

Net income was $4.4 million, or $0.11 per diluted share, in the third quarter of 2017 compared with a net income of $1.9 million, or $0.05 per diluted share, in the second quarter of 2017 and a net profit of $2.2 million or $0.07 per diluted share for the third quarter of 2016.  Year over year this is a 98 percent increase in quarterly net profit and a 57 percent increase in earnings per share.

AXT, Inc. Announces Third Quarter 2017 Results
October 25, 2017

Management Qualitative Comments

“The third quarter was another solid quarter in which we posted revenue growth in all of our product categories, including record revenue in indium phosphide,” said Morris Young, chief executive officer. “We also achieved strong gross margin improvement and outperformed our profitability expectations for the quarter. These results demonstrate that our products are well positioned in strategic, growing markets, and that we are seeing the benefit of the operational efficiencies and improvements that we began successfully implementing more than a year ago. In addition, during the quarter we finalized the purchase of our new facility in the city of Dingxing, China. We are on schedule with our relocation plans and are pleased with our progress to date.”

Conference Call

The company will host a conference call to discuss these results today at 1:30 p.m. PT. The conference call can be accessed at (844) 892-6598 (passcode 1143736). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (855) 859-2056 (passcode 1143736) until Oct. 31, 2017. Financial and statistical information to be discussed in the call will be available on the company's website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company's Investor Relations Department at (510) 438-4700.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell applications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

AXT, Inc. Announces Third Quarter 2017 Results
October 25, 2017

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding the market demand for our products, our growth prospects and opportunities for continued business expansion, our market opportunity, our schedule and timelines regarding our relocation plans and our expectations with respect to our business prospects. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; policies and regulations in China; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; our ability to control costs, our ability to utilize our manufacturing capacity; product yields and their impact on gross margins; and other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, Inc. Announces Third Quarter 2017 Results
October 25, 2017

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenue	$28,168	$21,872	$72,341	$61,080
Cost of revenue	17,035	14,294	47,664	42,222
Gross profit	11,133	7,578	24,677	18,858
Operating expenses:
Selling, general and administrative	4,484	3,313	12,219	10,106
Research and development	1,410	1,566	3,553	4,419
Restructuring charge	—	—	—	226
Total operating expenses	5,894	4,879	15,772	14,751
Income from operations	5,239	2,699	8,905	4,107
Interest income, net	122	105	334	303
Equity in loss of unconsolidated joint ventures	(266)	(581)	(1,387)	(1,437)
Other (expense) income, net	(349)	164	(403)	682
Income before provision for income taxes	4,746	2,387	7,449	3,655
Provision for income taxes	181	176	661	713
Net income	4,565	2,211	6,788	2,942
Less: Net (income) loss attributable to noncontrolling interests	(146)	18	226	480
Net income attributable to AXT, Inc.	$4,419	$2,229	$7,014	$3,422
Net income attributable to AXT, Inc. per common share:
Basic	$0.11	$0.07	$0.19	$0.10
Diluted	$0.11	$0.07	$0.18	$0.10
Weighted average number of common shares outstanding:
Basic	38,499	32,110	36,999	32,043
Diluted	40,095	33,138	38,469	32,615

AXT, Inc. Announces Third Quarter 2017 Results
October 25, 2017

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$48,078	$36,152
Short-term investments	20,524	11,415
Accounts receivable, net	20,877	14,453
Inventories	40,768	40,152
Related party notes receivable – current	57	—
Prepaid expenses and other current assets	5,682	5,114
Total current assets	135,986	107,286
Long-term investments	9,685	6,156
Property, plant and equipment, net	42,255	27,805
Related party notes receivable – long-term	—	157
Other assets	11,696	12,842
Total assets	$199,622	$154,246
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,499	$6,691
Accrued liabilities	9,284	9,260
Total current liabilities	18,783	15,951
Long-term portion of royalty payments	144	575
Other long-term liabilities	278	330
Total liabilities	19,205	16,856
Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	39	33
Additional paid-in-capital	228,516	194,177
Accumulated deficit	(57,971)	(64,985)
Accumulated other comprehensive income	2,275	253
Total AXT, Inc. stockholders’ equity	176,391	133,010
Noncontrolling interests	4,026	4,380
Total stockholders’ equity	180,417	137,390
Total liabilities and stockholders’ equity	$199,622	$154,246